EXHIBIT 10.46

SETTLEMENT AGREEMENT

This Settlement Agreement (hereinafter the “Agreement”) is entered into this 15th day of December, 2004, by and between and among Richard J. Koch (“Koch”), located at 1604 Sound Watch Drive, Wilmington, North Carolina 28409, and Power Efficiency Corporation (“PEC”), located at 3900 Paradise Road, Suite 283, Las Vegas, Nevada, 89109.

Whereas: PEC owes Koch $84,447.56 of back salary, accrued vacation and other expenses.

Whereas: PEC has requested and Koch has agreed to accept other consideration in lieu of a portion of the cash amounts owed Koch.

NOW, THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, it is hereby covenanted and agreed as follows:

1.                                        In consideration of the foregoing and the terms set forth herein, PEC shall pay or deliver to Koch the following:

(a)          Upon execution of this Agreement, PEC shall pay the sum of $16,889.51 in gross wages to Koch, and will make appropriate withholdings from this amount for taxes.

(b)         Upon execution of this Agreement, PEC will issue a Promissory Note to Koch in the principal amount of $25,334.27 payable in 18 monthly payments of principle and interest with an interest rate of 15%, a draft copy of which is attached hereto as Exhibit A. From each monthly payment PEC shall make all appropriate tax withholdings.

(c)          At the first meeting of or unanimous written consent of the board of directors of PEC, PEC will issue to Koch Warrants to acquire 85,000 shares of PEC common stock at the exercise price of $.65 cents per shares. A draft copy of the Warrant is attached hereto as Exhibit B.

2.                                       Koch, accepts the cash, the Promissory Note and the Warrants provided for herein as complete settlement of the $84,447.56 that is currently owed to him by PEC and further agrees that PEC does not and will not owe him any further payment of any kind.

3.                                       The parties agree that the validity, interpretation and effect of this Agreement be governed by the laws of the State of Nevada, and that if any provision of this Agreement is held to be invalid, such provision shall be deleted and the remainder of this Agreement shall remain in full force and effect.

4.                                       The parties agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in and subject to the jurisdiction of the courts of the State of Nevada, Clark County. The parties further waive any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum.

5.                                       The parties agree that this settlement represents the entire Agreement of the parties and that no modification or amendment of this Agreement shall be binding or effective, unless such modification or amendment is in writing and executed by each party hereto. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same Agreement.  Any counterpart of this Agreement shall be validly and effectively delivered, if delivered by facsimile transmission.

6.                                       The parties agree that the employment agreement entered into between PEC and Koch on June 9th, 2003, is hereby terminated and the parties hereby release each other from any and all obligations and claims under this employment agreement, with the exception of section 10, which will survive and is hereby incorporated in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written

POWER EFFICIENCY CORPORATION

By:	/s/ Steven Strasser
Name:
Title:	CEO

RICHARD J. KOCH

/s/ Richard Koch
Richard J. Koch